UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2011

ON ASSIGNMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26551 West Agoura Road
 Calabasas, CA 91302
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (818) 878-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01               Entry into a Material Definitive Agreement.

On February 23, 2011, On Assignment, Inc., a Delaware corporation ("On Assignment"), announced that its wholly owned subsidiary, Lab Support NV (“Lab Support”) entered into a Share Sale and Purchase Agreement (“Agreement”) dated as of February 23, 2011 (the "Agreement") between Lab Support NV  and the shareholders of Warphi NV, a Belgium entity (“Warphi”) and parent company of Valesta, NV (“Valesta”).  Pursuant to the Agreement, Lab Support will acquire all of the outstanding capital stock of Warphi for EUR 12,800,000 in cash, and a post-closing contingent payment of up to EUR 5,200,000 based on the 2011, 2012 and 2013 performance of Valesta.

The Agreement, which has been approved by the boards of directors of Lab Support, On Assignment and Warphi, contains customary representations, warranties and covenants and is subject to the satisfaction or waiver of customary closing conditions.  The transaction is expected to close on February 28, 2011.  Under the Agreement, Warphi will indemnify Lab Support for certain breaches of representations, warranties and covenants, as well as certain defined liabilities.  Pursuant to the terms of the Agreement, On Assignment has agreed to guarantee the performance of certain of Lab Support’s obligations under the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 8.01                      Other Events.

On February 23, 2011, On Assignment issued a press release announcing the execution of the Agreement. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01                       Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description

Exhibit 2.1	Share Sale and Purchase Agreement, dated as of February 23, 2011 by and among Lab Support NV and the shareholders of Warphi, NV.*
Exhibit 99.1	Press Release dated February 23, 2011 issued by On Assignment announcing the execution of the Agreement.

* Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON ASSIGNMENT, INC.
Date: March 1, 2011	By:	/s/ Jim L. Brill
Sr. Vice President of Finance and
Chief Financial Officer